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                                                                    Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)


                                  Nine
                                  Months
                                  Ended           Years Ended December 31
                                  Sept. 30, ----------------------------------
                                  2002     2001   2000   1999   1998    1997
                                  -------- ----   ----   ----   ----    ----
Fixed charges
Interest expense                  $  53.2 $ 70.0 $ 79.8 $127.8 $171.7  $233.2
Interest capitalized during
  the period                          8.4   11.8   11.4    3.6
Amortization of debt issuance
  expenses                            2.0    2.7    3.2    4.1    4.6     6.7
Portion of rental expense
  representative of interest         40.4   53.9   42.2   46.3   49.1    51.8
                                   ------ ------ ------ ------ ------ -------
    Total Fixed Charges             104.0  138.4  136.6  181.8  225.4   291.7
                                   ------ ------ ------ ------ ------ -------
Earnings
Income (loss) from continuing
 operations before income taxes     199.9  (46.5) 379.0  770.3  594.2  (748.1)
Add (deduct) the following:
 Share of loss (income) of
  associated companies               13.7   (8.6) (20.5)   8.9    (.3)    5.9
 Amortization of capitalized
  interest                            6.1    5.4    2.2
                                   ------ ------ ------ ------ ------  ------
    Subtotal                        219.7  (49.7) 360.7  779.2  593.9  (742.2)
                                   ------ ------ ------ ------ ------  ------

Fixed charges per above             104.0  138.4  136.6  181.8  225.4   291.7
Less interest capitalized during
  the period                        ( 8.4) (11.8) (11.4)  (3.6)
                                   ------  ------ ------ ------ ------ ------
Total earnings (loss)              $315.3  $76.9 $485.9 $957.4 $819.3 $(450.5)
                                   ======  ===== ====== ====== ====== =======

Ratio of earnings to fixed
  charges                            3.03     *    3.56   5.27   3.63      *
                                   ======  ===== ====== ====== ====== =======
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* Earnings for the years ended December 31, 2001 and 1997 were inadequate to cover fixed charges by approximately $61.5 million and $742.2 million, respectively.